Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

CBM BIOPHARMA, INC.
as Seller

and

SPHERIX INCORPORATED
as Buyer

Dated as of May 15, 2019

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 15, 2019, by and between CBM BIOPHARMA, INC., a Delaware corporation (“Seller”), and SPHERIX INCORPORATED, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of licensing certain inventions, including, but not limited to, patents and other intellectual property related to pioneering drug compounds that were developed at the University of Wake Forest and the University of Texas at Austin, in the areas of acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL), acral lentiginous melanoma and pancreatic cancer (the “Business”);

WHEREAS, Seller desires to sell and cause to be transferred to Buyer, and Buyer desires to purchase and accept the transfer from Seller, substantially all of Seller’s assets, properties and rights, subject to the terms and conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Annex I.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS

1.1.         Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any and all Liens, all of Seller’s rights, title and interests in and to all of the assets, properties, contracts and rights of Seller (other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following to the extent they exist:

(a)      all rights of Seller in, to and under any Contract of any kind or character to which Seller is a party, or by which Seller or any of the Purchased Assets may be bound or affected (other than the Excluded Contracts) (each, a “Purchased Contract”);

(b)      all “general intangibles” (as defined in the Uniform Commercial Code);

(c)      all rights, if any, to any Intellectual Property, including all Patents, Copyrights, Trade Secrets, inventions and processes, Trademarks, trademarks, service marks, logos, brand names, assumed names, domain names, URLs, websites, software, technology rights and licenses, and all registrations and applications therefor, together with the goodwill symbolized thereby;

(d)      all of the following which pertain to the Purchased Assets, Assumed Liabilities or the Business: books, records, manuals and other materials, files, originals and copies of all Purchased Contracts, purchase orders, invoices, items of payment, tax receipts, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, memoranda, forecast, price lists, sales records, customer and client lists, customer relationship management data, vendor and supplier lists, financial records, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, quality control records and procedures, research and development files, records, data, trademark files and disclosures, media materials and plates, sales order files and litigation files (other than litigation files exclusively relating to Excluded Assets or Retained Liabilities);

(e)      all rights to indemnification, warranties, guarantees, claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and other rights of any kind against suppliers, manufacturers, contractors or other third parties relating to the Purchased Assets or the Assumed Liabilities; and

(f)       all goodwill associated with the Business or the Purchased Assets.

1.2.         Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1, Seller shall retain all of its right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Buyer at the Closing, and the Purchased Assets shall not include, the following (collectively, the “Excluded Assets”):

(a)      any cash or cash equivalents, including any marketable securities, of Seller;

(b)      any bank or brokerage accounts of Seller (the “Retained Bank Account”);

(c)      the Organizational Documents, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, minute books, equity interests transfer books, books and records relating to Taxes, and any other documents relating to the organization, maintenance and existence of Seller as a corporation;

(d)      any rights of Seller under this Agreement or any Ancillary Document to which Seller is a party or any other agreement between Seller and Buyer;

(e)      all rights of Seller under any Contract that is listed on Schedule 1.2(e) (collectively, the “Excluded Contracts”);

(f)       all Tax assets (including duty and Tax refunds and prepayments and Tax losses of Seller incurred prior to the Closing Date) of Seller or any of its Affiliates;

(g)      all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise that are unrelated to the Purchased Assets; and

(h)      any other assets, properties and rights used by Seller in its businesses other than the Business.

1.3.         Assumption of Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, effective at the Closing, Buyer will assume and thereafter pay, perform or otherwise discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)      all obligations of Seller to be performed under the Purchased Contracts (excluding, for the avoidance of doubt, Excluded Contracts) for periods after the Closing, but excluding any Liability, whether incurred or arising prior to, on or after the Closing Date, in connection with any actual or alleged breach, default or other failure to perform under any Purchased Contract or violation of Law, in any case, occurring or alleged to have occurred at or prior to the Closing;

(b)      all Liabilities and obligations to the extent arising from or related to the operation of the Business after the Closing (other than in connection with the Purchased Contracts), but excluding any Liability, whether incurred or arising prior to, on or after the Closing Date, in connection with any actual or alleged breach, default or other failure to perform under any Purchased Contract or violation of Law occurring or alleged to have occurred at or prior to the Closing;

(c)      all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing but not including any bonus payments payable thereunder as a result of the transactions contemplated hereunder (ie. change of control);

(d)      all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to this Agreement;

(e)      all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing;

(f)       all liabilities and obligations of Seller set forth on Section 1.3(f) of the Disclosure Schedules.

1.4.         Retained Liabilities. Except for the Assumed Liabilities as provided in Section 1.3, Buyer shall not assume and shall not be responsible for, any Liabilities of Seller (or any Affiliate or predecessor thereof), all of which Liabilities shall be and remain the sole responsibility of Seller (or its Affiliate) (the “Retained Liabilities”), including all of the following Liabilities:

(a)      any trade payables and other current liabilities and any Liabilities under any Purchased Contract for any period at or prior to the Closing (regardless of any contrary provisions in any instrument of assumption or conveyance), including for such purposes any Liabilities that arise as a result of the transactions contemplated hereunder, including bonus payments for a change of control;

(b)      any Liability, whether incurred or arising prior to, on or after the Closing Date, in connection with any actual or alleged breach, default or other failure to perform under any Purchased Contract or violation of Law occurring or alleged to have occurred at or prior to the Closing;

(c)      all Liabilities in respect of Actions of or involving third parties against Seller arising out of incidents or events occurring at or prior to the Closing, including all workers compensation, general liability and other insurance claims with an incident date on or prior to the Closing Date;

(d)      any Liability for any Indebtedness;

(e)      any labor or employment related Liabilities (including accrued vacation pay, and severance and other payments payable to Employees in connection with termination of such employment and all bonuses or other payments payable to such Employees as a result of the transactions contemplated hereunder), Action, judgments, damages, costs, expenses (including any Action for severance pay, accrued vacation pay or wrongful discharge), grievances, unfair labor practices and violations of any applicable Law or Order by reason of any act, omission or matter occurring at or prior to the Closing relating to any Employees or their respective Representatives;

(f)       any Liability with respect to Employees that do not become Transferred Employees at the Closing in accordance with Section 6.7;

(g)      any Liability with respect to self-insured retention, retrospective premiums and/or deductibles, if applicable, for claims arising from or relating to the period at or prior to the Closing;

(h)      all Taxes now or hereafter owed by Seller, or attributable to the Business or the ownership, operation or use of the Purchased Assets relating to any period up to and including the Closing Date, including liabilities and obligations for Transfer Taxes resulting from the transactions contemplated by this Agreement;

(i)       any Liability imposed upon or incurred by Buyer or its Affiliates by operation of any applicable Law or Order which Liability, if not for the operation of such Law or Order, would have been a Retained Liability;

(j)       any Liabilities of Seller under this Agreement or any Ancillary Document to which Seller is a party or any other agreement between Seller and Buyer;

(k)      any Liability to the extent related to an Excluded Asset (including Excluded Contracts); and

(l)       any Liability relating to or arising from the Business for periods at or prior to the Closing.

1.5.         Consents Not Obtained. In the event that Seller fails to obtain prior to the Closing (or otherwise fails to have in full force and effect at the Closing) any consent (including any consent to an assignment of a Contract), Permit, waiver, authorization, order or other approval required to consummate the transactions contemplated by this Agreement without breaching a Purchased Contract or otherwise adversely affecting the ability of Buyer to operate the Business after the Closing or the rights of Buyer with respect to the Purchased Assets, the Assumed Liabilities or otherwise under this Agreement (any of the foregoing, a “Necessary Consent”), this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any such instrument, Contract, Permit or other Purchased Asset for which a Necessary Consent is not obtained and in effect as of the Closing, and Seller and Buyer shall, from and after the Closing, continue to use its commercially reasonable efforts to obtain any such Necessary Consent for the benefit of Buyer under the terms and conditions substantially the same as those existing under the applicable Purchased Asset as of the Closing. Once a Necessary Consent is obtained, the applicable Purchased Asset will be deemed to have been automatically assigned and transferred to Buyer on the terms set forth in this Agreement, effective as of the date of assignment. If any Necessary Consent is not obtained and in full force and effect as of the Closing and as a result thereof, the assignment or transfer of a Purchased Asset is ineffective or the rights or obligations of Buyer with respect to a Purchased Asset or Assumed Liability or Buyer’s ability to operate the Business after the Closing are otherwise adversely affected, at Buyer’s request, Seller will enter into a mutually agreeable and reasonable arrangement with Buyer under which (i) Buyer will obtain the benefits and assume, perform and/or promptly reimburse Seller for the obligations thereunder (to the extent otherwise constituting Assumed Liabilities) in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or (ii) Seller will enforce for the benefit, and at the direction, of Buyer any and all rights of Seller thereunder, with Buyer assuming Seller’s obligations thereunder (to the extent otherwise constituting Assumed Liabilities).

ARTICLE II
PURCHASE PRICE

2.1.         Purchase Price. Subject to the Closing, in consideration of the sale, assignment, transfer and delivery to Buyer of the Purchased Assets in accordance with and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(a)       assume the Assumed Liabilities in accordance with and subject to the terms and conditions of this Agreement;

(b)       pay to Seller an amount equal to Eight Million U.S. Dollars ($8,000,000) (the “Purchase Price”) consisting of (i) an aggregate number of shares of common stock, par value $0.0001 per share, of Buyer (the “Buyer Common Stock”) as shall be equal to Seven Million U.S. Dollars ($7,000,000) (the “Stock Consideration”) consisting of (A) an aggregate number of shares of Buyer Common Stock equal to 9.9% of the issued and outstanding shares of Buyer Common Stock (“Common Stock”) as of the Closing Date (the “Common Stock Consideration”), and (B) such number of shares of Buyer Preferred Stock (the “Preferred Stock Consideration”) as shall be equal to the Stock Consideration less the value of the shares of Buyer Common Stock comprising the Common Stock Consideration, with each share constituting the Stock Consideration valued at Buyer Common Stock Price, and (ii) cash consideration in the amount of One Million U.S. Dollars ($1,000,000) (the “Cash Consideration Amount”, and together with the Stock Consideration, the “Purchase Consideration”);

(c)       hold back and retain the Cash Consideration Amount from the Purchase Consideration. The Cash Consideration Amount shall become payable to Seller upon the consummation by Buyer of the first Qualified Financing after the Closing Date. Upon consummation of a Qualified Financing by Buyer, Buyer shall retain the first Two Million Dollars ($2,000,000) of gross proceeds received in connection with such Qualified Financing and Seller shall receive 100% of the gross proceeds of such Qualified Financing received by Buyer in excess of Two Million Dollars ($2,000,000) as well as the gross proceeds of any subsequent equity financings by Buyer until the Cash Consideration Amount is satisfied in full. The Cash Consideration Amount shall be paid by wire transfer of immediately available funds to such account or accounts as designated by Buyer, within five (5) Business days of the closing of the applicable Qualified Financing and/or equity financing; and

(d)       deposit with the Escrow Agent such number of shares of Buyer Preferred Stock as shall equal ten percent (10%) of the Stock Consideration deliverable to Seller (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to hold in escrow in a segregated escrow account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement and this Agreement.

2.2.         [RESERVED]

2.3.         Escrow.

(a)       At the Closing, Buyer and Seller shall enter into an Escrow Agreement in the form attached as Exhibit A hereto (the “Escrow Agreement”) with a mutually agreeable escrow agent (together with any successor escrow agent, the “Escrow Agent”), pursuant to which Buyer shall, at the Closing, deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent, to be held by the Escrow Agent in the Escrow Account, together with any interest and earnings thereon, and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares shall serve as a source of security for Seller’s obligations after the Closing under this Agreement, including its indemnification obligations under ARTICLE VII.

(b)       The Escrow Shares shall no longer be subject to any claim that is first made after the date which is six (6) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any claims made in accordance with this Agreement on or prior to the Expiration Date (including those that are revised or adjusted in accordance with ARTICLE VII after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Shares reasonably necessary to satisfy such Pending Claims (as determined with respect to any indemnification claims based on the amount of the indemnification claim included in the Claim Notice provided by a Buyer Indemnitee under ARTICLE VII, as it may be revised or adjusted in accordance with ARTICLE VII) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of this Agreement. After the Expiration Date, any Escrow Shares remaining in the Escrow Account that are not subject to (i) Pending Claims or (ii) resolved but unpaid claims in favor of Buyer or other Buyer Indemnitees, shall be disbursed by the Escrow Agent to Seller, after receipt by the Escrow Agent of joint written instructions by Buyer and Seller. Promptly after the final resolution of all Pending Claims and the payment of all obligations in connection therewith, the Escrow Agent shall disburse any Escrow Shares remaining in the Escrow Account to Seller upon receipt of joint written instruction by Buyer and Seller to the Escrow Agent.

ARTICLE III
CLOSING

3.1.         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Seller and Buyer, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived. By mutual agreement of the parties, the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by mail if requested. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

3.2.         Closing Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)       the Bill of Sale and Assignment and Assumption Agreement between Buyer and Seller in the form attached as Exhibit B hereto (the “Bill of Sale”), duly executed by Seller, and any other instruments of transfer reasonably requested by Buyer to evidence the transfer of the Purchased Assets to Buyer (including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority), in each case duly executed by Seller;

(b)       the Escrow Agreement between Buyer, Seller and Escrow Agent, duly executed by Seller and the Escrow Agent;

(c)       the required notices, consents, Permits, waivers authorizations, orders and other approvals, if any, and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)       a certificate from Seller’s secretary certifying to (i) the resolutions of Seller’s board of directors (or similar governing board or Person) and stockholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Seller is a party or by which it is bound;

(e)       a certificate from Seller’s chief executive officer certifying as to the amount of the Purchased Receivables as of the Closing, along with reasonable documentation therefor; and

(f)        a leak-out agreement of Seller in form of Exhibit E attached hereto; and

(g)       such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

3.3.         Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a)       Certificates evidencing the Common Stock Consideration and the Preferred Stock Consideration in the amounts required by Section 2.1 to be delivered by Buyer at the Closing;

(b)       the Bill of Sale duly executed by Buyer, and any other instruments of transfer reasonably requested by Seller to evidence the assumption of the Assumed Liabilities by Buyer, in each case duly executed by Buyer;

(c)       a copy of the Certificate of Designation evidencing the Preferred Stock Consideration certified as of a date no later than the Closing Date from the proper state official of its jurisdiction of organization;

(d)       each of the following documents, duly executed by Buyer: (i) the Escrow Agreement; and (ii) the Employee Agreements with the Transferred Employees; and

(e)       a certificate from Buyer’s secretary certifying to (i) the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (ii) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is a party or by which it is bound.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV, and the information in the Disclosure Schedules referenced therein, are true and correct as of the date hereof and the Closing, except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date or time:

4.1.       Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Seller is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or business makes such licensing or qualification necessary.

4.2.       Authorization. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, including requisite approval by Seller’s board of directors (or similar governing board or Person) and stockholders. This Agreement and each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3.       Subsidiaries. Seller does not have any Subsidiaries or have any ownership interest in any other Person; provided, that, notwithstanding anything to the contrary contained in this Agreement, in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available under this Agreement or applicable Law, any reference in this Agreement to the Business or the assets, properties, contracts, rights, Liabilities, business, operations, condition or employees of Seller will include those of its Subsidiaries to the extent reasonably applicable.

4.4.       Non-Contravention. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Organizational Documents of Seller, (b) violate or conflict with any Law or Order to which Seller, the Business or the Purchased Assets are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of Seller (or Buyer as the assignee thereof) to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Seller is a party or by which Seller, the Business or the Purchased Assets are bound, (d) result in the imposition of a Lien on any Purchased Asset or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.5.       Absence of Changes. Since December 31, 2018, (a) Seller has conducted its business only in the Ordinary Course and (b) there has not been any change or development which, individually or in the aggregate, has had, and would reasonably be expected to have a Material Adverse Effect. Without limiting the previous sentence, since December 31, 2018, Seller has not approved, taken or otherwise effected any of the following transactions or actions: (i) sold, transferred, leased or otherwise disposed of any material assets that would constitute Purchased Assets if owned by Seller on the Closing Date; (ii) permitted any of the Purchased Assets to be subject to any Lien (other than the Permitted Liens) other than in the Ordinary Course; (iii) cancelled or compromised any debt or claim or waived or released any material right of Seller in connection with the Business; (iii) changed or modified in any material respects the credit, collection or payment policies, procedures or practices of the Business, including accelerating collections of receivables of the Business; (iv) failed to pay any creditor, customer or subcontractor of Seller in connection with the Business when due, unless such amount was being contested in good faith by Seller (and which contest has otherwise been disclosed to Buyer); or (v) changed Seller’s accounting principles applicable to the Business, except insofar as may have been required by a change in GAAP.

4.6.       Title to and Sufficiency of Assets. Seller has good and marketable title to, or other legal rights to possess and use, all of the Purchased Assets, free and clear of all Liens except for Permitted Liens. Upon delivery of the Purchased Assets to Buyer at the Closing in accordance with this Agreement, good and marketable title to all of the Purchased Assets owned by Seller and a legal right to possess and use all of the Purchased Assets leased or licensed by Seller, free and clear of all Liens (other than Liens incurred or imposed by Buyer), will pass to Buyer. Except for the Excluded Assets, the Purchased Assets constitute all of the assets, rights and properties that are used in or are necessary for the operation of the Business as it is currently conducted.

4.7.       Properties. There is no tangible personal property (including furniture, fixtures, equipment, facsimile machines, printers, copiers and related software and supplies, together with all deposits and prepaid assets associated therewith) owned by Seller for use in connection with the Business. Seller does not own and has never owned any real property or any interest in real property.

4.8.       Intellectual Property. Schedule 4.8 sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned or licensed by Seller or otherwise used or held for use by Seller in which Seller is the owner, applicant, licensee or assignee (“Registered IP”); (ii) all material unregistered Intellectual Property owned or purported to be owned by Seller; and (iii) all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of Five Thousand U.S. Dollars ($5,000) or less (which are not required to be listed, but are “IP Licenses” as that term is used herein)), under which Seller is a licensee or otherwise is authorized to use any Intellectual Property. All Registered IP is valid and in force and owned exclusively by Seller without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. Seller owns, free and clear of all royalties or other Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by Seller, and previously used or licensed by Seller (except for the Intellectual Property that is the subject of the IP Licenses) (“Seller IP”), and there are no agreements which restrict or limit the use of Seller IP by Seller (or Buyer as its assignee). Seller IP is valid and enforceable, and to the Knowledge of Seller, Seller IP does not violate any Trade Secret agreement and does not infringe on any Intellectual Property or proprietary rights of any Person in any country. Seller has not licensed or sublicensed out any of its owned or licensed Intellectual Property. Seller has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. Seller has performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of Seller, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. All commercially reasonable and desirable action to maintain and protect Seller IP has been taken by Seller, and all maintenance fees, Taxes, annuities and renewal fees have been paid and all other necessary actions to maintain Seller IP have been taken through the Closing. Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in connection with the ownership of the Purchased Assets or the operation of the Business, and Seller has not received any notice of claim that any of Seller IP has expired, is not valid or enforceable in any country or that it or the operation of the Business infringes upon, conflicts with or misappropriates any Intellectual Property of any third party, and no such claims or controversies currently exist. Seller has not given any notice of infringement to any third party with respect to any Seller IP nor become aware of facts or circumstances evidencing the infringement by any third party of any Seller IP. To the Knowledge of Seller, (i) there has been no misappropriation of any Trade Secrets or other confidential Seller IP by any current or former employee, independent contractor, consultant or agent of Seller, or by any other Person, (ii) no current or former employee, independent contractor, consultant or agent of Seller has misappropriated any Trade Secrets of any other Person in the course of his, her or its performance as an employee, independent contractor, consultant or agent of Seller, (iii) no current or former employee, independent contractor, consultant or agent of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract with Seller relating in any way to the protection, ownership, development, use or transfer of Seller IP and (iv) each employee, consultant and independent contractor of Seller has assigned to Seller all Intellectual Property arising from the services performed for Seller by such Person. Seller is not a party to any Contract that requires Seller to assign to any Person any of its rights in any Intellectual Property developed by Seller under such Contract. No Person has obtained unauthorized access to third party information and data in Seller’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. No computer and information technology hardware or equipment, including any servers, computers, monitors, computer accessories, tablets and mobile phones is currently being used by Seller in connection with the Business.

4.9.       Contracts. Schedule 4.9 contains a complete, current and correct list of all Contracts to which Seller is a party or by which any of its properties or assets are bound. True and correct copies of all such Contracts have been provided to Buyer (along with any amendments thereto), including written summaries of oral Contracts. Each such Contract is a valid, binding and enforceable obligation of Seller and, to Seller’s Knowledge, of the other party or parties thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and each such Contract is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or default under any term of any such Contract or has repudiated any term of any such Contract. During the three (3) year period prior to the date of this Agreement, Seller has not received any written or, to Seller’s Knowledge, oral notice of termination, cancellation or non-renewal, or request to materially amend or modify the terms thereof, that is currently in effect with respect to any such Contract. To Seller’s Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare a material breach or default under any such Contract or to accelerate, or which does accelerate, the maturity of any obligation of Seller (or its assignee) under any such Contract. To the Knowledge of Seller, there is no reason to believe that any such Contract with a customer will not remain in effect after the Closing or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates. No such Contract contains any covenant (i) limiting in any respect the right of Seller or its Affiliates (or Buyer as assignee thereof) to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on Seller or its Affiliates (or Buyer as the assignee thereof), (iii) granting to the other party any exclusivity or similar provisions or rights or any other restriction on future contracting, or (iv) providing “most favored customers” or other preferential pricing terms for the services of Seller or its Affiliates (or Buyer as the assignee thereof).

4.10.       Litigation. There is no (a) Action of any nature pending or, to the Knowledge of Seller, threatened, nor to the Knowledge of Seller is there any reasonable basis for any Action to be made, or (b) Order now pending or previously rendered, since incorporation, in either case of (a) or (b), by or against Seller or any of its Affiliates or any of their respective properties or assets or, to Seller’s Knowledge, any of their respective current or former managers, officers or equity holders which, if adversely determined, would reasonably be expected to affect any of the Business, the Purchased Assets or the Assumed Liabilities.

4.11.       Compliance with Laws; Permits. Seller is in compliance with, and has complied since incorporation, in all material respects with all Laws and Orders in respect of the operation, activities, conduct and transactions of the Business and the ownership, operation, use or possession of the Purchased Assets. None of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Purchased Assets conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which Seller is a party or by which Seller, the Business or any of the Purchased Assets may be bound or affected. Seller has not received any written or, to the Knowledge of Seller, oral notice of any actual or alleged violation or non-compliance with applicable Laws. Seller owns or possesses all right, title and interest in all Permits required to own the Purchased Assets and conduct the Business as now being conducted.

4.12.       Employees; Consultants; Labor Matters.

(a)       Schedule 4.12(a) contains a complete and correct list of all employees of Seller whose employment relates to the Business (collectively, the “Employees”), (i) showing for each Employee the Employee’s name, job title or description, salary level (including any non-discretionary bonus or deferred compensation arrangements), accrued vacation and sick pay, and (ii) also showing any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2018 or during the calendar year 2019. No Employee is a party to a written employment agreement or contract with Seller and each Employee is employed “at will.” Each Employee has entered into Seller’s standard form of employee non-disclosure agreement with Seller, a copy of which has been previously delivered to Buyer.

(b)       Schedule 4.12(b) contains a list of all consultants and independent contractors currently engaged by Seller in connection with the Business, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such consultants and independent contractors are a party to a written Contract with Seller, which have been provided to Buyer (along with any amendments thereto). Each such independent contractor has entered into customary covenants regarding confidentiality with Seller, a copy of which has been previously delivered to Buyer.

4.13.       Tax Matters. Seller has timely filed all Tax Returns required to have been filed by it, all such Tax Returns are accurate and complete in all material respects and Seller has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return). Seller has complied with all applicable Laws relating to Tax. There is no current Action against or affecting Seller, the Business or the Purchased Assets by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction, and there are no pending or ongoing audits or assessments of Seller’s Tax Returns by a Governmental Authority. There are no Liens for Taxes upon the Purchased Assets, except for Permitted Liens. Seller is not a real property holding company within the meaning of Section 897 of the Code.

4.14.       Environmental Matters. In connection with Seller’s ownership of the Purchased Assets and the operation of the Business on or prior to the Closing Date: (i) Seller has complied in all respects with all applicable Environmental Laws; (ii) Seller has not received notice of any Actions pending or threatened against Seller or the Purchased Assets relating to any Environmental Conditions or any applicable Environmental Laws or related Permits; and (iii) to Seller’s Knowledge, Seller does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to Seller’s past or current properties, facilities or operation. Except for de minimis quantities of Hazardous Materials used, stored, disposed, or present in compliance with Environmental Laws on or about premises owned or leased by Seller, to Seller’s Knowledge, there are no Hazardous Materials that are being stored or are otherwise present on, under or about premises owned or leased by Seller. Seller has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at premises owned or leased by Seller. To the Knowledge of Seller, Seller has not released any Hazardous Materials on, under or about any real property constituting or connected with premises owned or leased by Seller, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

4.15.       Insurance. Seller has maintained, since incorporation, insurance in amounts sufficient for the Business and the Purchased Assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in the Business operates.

4.16.       Transactions with Related Persons. No Affiliate of Seller, nor any officer, manager, director, employee, trustee or beneficiary of Seller or its Affiliate, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction or has an outstanding Contract or other arrangement or commitment with Seller that relates to the Business or the Purchased Assets, and no Related Person owns any property or right (including Intellectual Property) which is used in the Business. The Purchased Assets do not include any receivable or other obligation from a Related Person, and the Assumed Liabilities do not include any payable or other obligation or commitment to any Related Person.

4.17.       Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller is, or may become, indebted. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller expects and believes in good faith that it will not be insolvent (either because its financial condition will be such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets would be less than the amount required to pay its probable liability on debts as they become absolute and matured).

4.18.       No Brokers. Neither Seller nor any of its Representatives on its behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.19.       Disclosure. No representations or warranties by Seller in this Agreement contains any untrue statement of material fact or omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, any fact necessary in order to make the statements or facts herein not materially misleading.

4.20.       Own Account. Seller understands that the securities constituting the Stock Consideration are “restricted securities” and have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (“Securities Act”) or any applicable state securities law and is acquiring the Stock Consideration as principal for its own account and not with a view to or for distributing or reselling such Stock Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Stock Consideration in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Stock Consideration in violation of the Securities Act or any applicable state securities law.

4.21.       Seller Status. Seller is an “accredited investor” as defined in Rule 501 under the Securities Act.

4.22.       Experience of Seller. Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Stock Consideration and, at the present time, is able to afford a complete loss of such investment.

4.23.       General Solicitation. Seller is not purchasing the Stock Consideration as a result of any advertisement, article, notice or other communication regarding the Stock Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of Seller, any other general solicitation or general advertisement.

4.24.       Access to Information. Seller acknowledges that it has had the opportunity to review the this Agreement and the Ancillary Documents (including all exhibits and schedules thereto) and the SEC Reports (as defined in Section 5.7) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offering of the Stock Consideration and the merits and risks of investing in the Stock Consideration; (ii) access to information about Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.25.       No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer (including any information, documents or material made available in connection with the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V, and the information in the Disclosure Schedules, if any, referenced therein, except as set forth in the SEC Reports (as defined below), are true and correct as of the date hereof and as of the Closing, except to the extent that a representation and warranty contained in this ARTICLE V expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE V are true and correct as of such earlier date or time:

5.1.       Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

5.2.       Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each Ancillary Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3.       Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of Buyer’s Organizational Documents, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which it or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.       Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Buyer of the this Agreement or any Ancillary Document by Buyer, other than: (i) the filings required pursuant to applicable securities laws, including the filings with the Securities and Exchange Commission (“Commission”), (ii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (iv) Required Buyer Stockholder Approval (as defined in Section 8.1(e) and collectively with clauses (i) through (iii), the “Required Approvals”).

5.5.       Issuance of the Stock Consideration. The Stock Consideration is duly authorized and, at the Closing, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Buyer other than restrictions on transfer provided for in this Agreement. The Underlying Shares, when issued in accordance with the terms of this Agreement or any Ancillary Document by Buyer, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Buyer other than restrictions on transfer provided for in the this Agreement or any Ancillary Document by Buyer. Buyer has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares in full.

5.6.       Capitalization. The capitalization of Buyer as of the date hereof is as set forth in the SEC Reports. Buyer has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Exchange Act”), other than pursuant to the exercise of employee stock options under Buyer’s stock option plans, the issuance of shares of Common Stock to employees pursuant to Buyer’s employee stock purchase plans and pursuant to the conversion and/or exercise of securities convertible or exercisable into Common Stock (“Common Stock Equivalents”) outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the this Agreement or any Ancillary Document by Buyer. Except as a result of the purchase and sale of the Stock Consideration, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary of Buyer, or contracts, commitments, understandings or arrangements by which Buyer or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Stock Consideration will not obligate Buyer to issue shares of Common Stock or other securities to any Person (other than Buyer). There are no outstanding securities or instruments of Buyer with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Buyer. There are no outstanding securities or instruments of Buyer that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Buyer is or may become bound to redeem a security of Buyer. Buyer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of Buyer or others is required for the issuance and sale of the Stock Consideration. There are no stockholders agreements, voting agreements or other similar agreements with respect to Buyer’s capital stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of Buyer’s stockholders.

5.7.       SEC Reports; Financial Statements. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.8.       Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Buyer Material Adverse Effect, (ii) Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Buyer has not altered its method of accounting, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Buyer stock option plans. Buyer does not have pending before the Commission any request for confidential treatment of information.

5.9.       Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority rendered, against or involving Buyer or any of its officers, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.10.     No Brokers. Neither Buyer nor any of its Representatives on its behalf has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.11.     Compliance. Neither Buyer nor any Subsidiary of Buyer: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer or any Subsidiary under), nor has Buyer or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Buyer Material Adverse Effect.

5.12.     Regulatory Permits. Buyer and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Buyer nor any Subsidiary of Buyer has received any notice of proceedings relating to the revocation or modification of any Material Permit.

5.13.     Insurance. Buyer and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Buyer and its Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither Buyer nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

5.14.     Sarbanes-Oxley; Internal Accounting Controls. Buyer and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.

5.15.     Private Placement. Assuming the accuracy of Buyer’s representations and warranties set forth in ARTICLE IV, no registration under the Securities Act is required for the issuance of the Stock Consideration by Buyer to Seller as contemplated hereby.

5.16.     Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.17.     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

5.18.     General Solicitation. Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Stock Consideration by any form of general solicitation or general advertising.

5.19.     Acknowledgment Regarding Buyer’s Purchase of Stock Consideration. Buyer acknowledges and agrees that the Seller is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement or any Ancillary Document by Buyer and the transactions contemplated thereby. Buyer further acknowledges that Seller is not acting as a financial advisor or fiduciary of Buyer (or in any similar capacity) with respect to the this Agreement or any Ancillary Document by Buyer and the transactions contemplated thereby and any advice given by any Buyer or any of their respective representatives or agents in connection with the this Agreement or any Ancillary Document by Buyer and the transactions contemplated thereby is merely incidental to Seller’s acceptance of the Stock Consideration. Buyer further represents to Seller that Buyer’s decision to enter into this Agreement and the other this Agreement or any Ancillary Document by Buyer has been based solely on the independent evaluation of the transactions contemplated hereby by Buyer and its representatives.

5.20.     No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Disclosure Schedules hereto), the Ancillary Documents or in any document, exhibit, annex, statement, certificate or schedule which is furnished or to be furnished by Buyer pursuant to Section 3.3 in connection with the Closing, neither Buyer, nor any of its Representatives, nor any other Person on behalf of Buyer, makes any express or implied representation or warranty to Seller, at law or in equity, in respect of Buyer, its operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and Buyer hereby disclaims any such representation or warranty.

ARTICLE VI COVENANTS

6.1.       Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.2.       Publicity. No party hereto shall, and each party shall cause its Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who reasonably need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure.

6.3.       Confidentiality. Seller shall, and shall cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (other than in furtherance of its authorized duties on behalf of Buyer or its Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or so that Buyer may waive compliance with this Section 6.3; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.3, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) upon request of Buyer, to promptly furnish to Buyer or destroy (at the election of Buyer) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof.

6.4.       Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing on or relating to periods prior to the Closing and involving the Business, the Purchased Assets or the Assumed Liabilities, the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, in each case of clauses (i) through (iii), at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.5.       Post-Closing Receipts and Possession of Assets. If after the Closing Date any party or its Affiliate receives any funds properly belonging to another party in accordance with the terms of this Agreement, the receiving party will promptly advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party. In the event that after the Closing Date, Buyer or its Affiliates receives or otherwise is in possession of any Excluded Asset, Buyer shall promptly notify Seller of its receipt or possession of the Excluded Asset and transfer, at Seller’s expense, such Excluded Asset to Seller. In the event that after the Closing Date, Seller or its Affiliates receives or otherwise is in possession of any Purchased Asset, Seller shall promptly notify Buyer of its receipt or possession of the Purchased Asset and transfer, at Buyer’s expense (unless such receipt or possession is a result of a breach of this Agreement by Seller, in which case, at Seller’s expense), such Purchased Asset to Buyer.

6.6.       Allocation of Purchase Price. Within one hundred twenty (120) days after the Closing Date, Buyer will provide to Seller copies of an IRS Form 8594 and any required exhibits thereto, prepared in accordance with Section 1060 of the Code, with Buyer’s proposed allocation of the Purchase Price, all other capitalizable costs, including the amount of Assumed Liabilities among the Purchased Assets (the “Allocation”). Seller will review the Allocation and, to the extent Seller disagrees with the content of the Allocation, Seller will, within twenty (20) days after receipt of the Allocation, provide written notice to Buyer of such disagreement or will be deemed to have indicated its concurrence therewith. Seller and Buyer will attempt in good faith to resolve any such disagreement. Upon the final agreement or determination of the Allocation or any modification thereof, Buyer and Seller will report the allocation of the total consideration among the Purchased Assets in a manner consistent with such Allocation or modification and will act in accordance with such Allocation in the preparation and timely filing of all income Tax returns (including filing IRS Form 8594 with their respective federal income Tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code or any Taxing Authority). Each of Buyer and Seller agrees to promptly provide the other party with any additional information and reasonable assistance required to complete IRS Form 8594 or compute Taxes and other taxes arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Buyer and Seller will promptly inform one another in writing of any challenge by any Taxing Authority to any Allocation made pursuant to this Section 6.6 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

6.7.         Business Employees. Seller shall terminate the employment or service of all Employees listed on Schedule 6.7 as of the Closing, and will use its commercially reasonable efforts to cause such Employees to make available their employment services to Buyer after the Closing. Any such Employees who accept any offer that may be made by Buyer for employment and commence employment immediately after the Closing will be collectively referred to as the “Transferred Employees”. Nothing in this Agreement will impose on Buyer any obligation to make any offer to any Employee (including those listed on Schedule 6.7) or to retain any Transferred Employee in its employ after the Closing, or to continue to provide the same compensation or benefits that were provided by Buyer immediately following the Closing, and except as may be limited by applicable Law or Contracts with any such Transferred Employee, Buyer shall have the right at any time after the Closing to terminate the employment of, and alter the terms and conditions of employment (including with respect to compensation and benefits) of, any Transferred Employee. Except to the extent otherwise expressly agreed in writing by Buyer, Transferred Employees will be at-will employees who are terminable at-will in the discretion of Buyer. Nothing express or implied in this Agreement will confer upon any Employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by any reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates will have no Liability or responsibility with respect to any Employee that does not receive an offer of employment from Buyer or that does not accept Buyer’s offer of employment, and Seller shall be solely responsible for all Liabilities relating to any Employees that are not Transferred Employees and the termination of any such Employees by Seller at or prior to the Closing, including any Liabilities or obligations with respect to COBRA. Buyer has no non-competition or non-solicitation agreements with any of the Transferred Employees.

6.8.         Employment Related Taxes. Payroll withholding and Tax reporting by Seller with respect to each Transferred Employee shall be terminated on the later of the Closing Date or such Person’s date of hire by Buyer. Seller represents and covenants to Buyer that there is no unemployment insurance history and fund balance (including all rights to state unemployment tax accounts relating to the Transferred Employees).

6.9.         Seller will pay over to appropriate Governmental Authorities, in accordance with all applicable Laws and Orders, all amounts required to be withheld on or before the Closing Date or such later date. Seller shall issue, by the date prescribed by the applicable IRS requirements, Forms W-2 for wages paid to such Transferred Employees through the Closing Date or such later date. Buyer shall be responsible for all payroll withholding and Tax reporting with respect to the Transferred Employees from and after their date of hire by Buyer. Seller will supply Buyer with such information in their possession regarding the Transferred Employees for the period between January 1, 2019 and the date of their hire by Buyer as may be reasonably necessary for Buyer to carry out its payroll tax withholding and reporting responsibilities. In every state in which Seller has reported payroll and/or operative state unemployment tax accounts, to the extent requested by Buyer, Seller agrees to cooperate with Buyer to facilitate Buyer obtaining successor state unemployment tax account treatment in all such jurisdictions in a timely and complete manner without reservation, interference or limitation.

6.10.       Merger Agreement. The parties hereby agree that that certain Agreement and Plan of Merger, by and between Buyer and Seller, dated as of October 10, 2018 (the “Merger Agreement”), including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby (collectively, the “Merger Transaction Documents”), are hereby terminated in their entirety effective immediately on the date hereof and, notwithstanding anything to the contrary in the Merger Transaction Documents, shall be of no further force or effect whatsoever. In addition, in consideration of entering into of this Agreement, Buyer and Seller hereby waive the Purchaser Termination Fee (as defined in the Merger Agreement) as detailed in Section 8.2 of the Merger Agreement.

6.11.       Supplement to Disclosure Schedules. From time to time prior to the Closing, either party shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth herein have been satisfied; provided, however, that if such party has the right to, but does not elect to, terminate this Agreement within three (3) Business Days of its receipt of such Schedule Supplement, then such party r shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under ARTICLE VII of this Agreement with respect to such matter.

6.12.       Transfer Restrictions.

(a)       The Stock Consideration and Underlying Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Stock Consideration or the Underlying Shares other than pursuant to an effective registration statement or Rule 144 under the Securities Act, to Buyer or to an Affiliate of Seller, Buyer may require the transferor thereof to provide to Buyer an opinion of counsel reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such transfer does not require registration of such transferred Stock Consideration and/or Underlying Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement.

(b)       Seller agrees to the imprinting, so long as is required by this Section 6.11, of a legend on any of the Stock Consideration and Underlying Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES

ARTICLE VII
INDEMNIFICATION

7.1.         Survival. All representations and warranties of Seller and Buyer contained in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the 6-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.8 (Intellectual Property), 4.13 (Tax Matters), and 4.14 (Environmental Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Authorization), 4.3 (Subsidiaries), 4.6 (Title to and Sufficiency of Assets), 4.18 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization), 5.5 (Issuance of Stock Consideration) and 5.10 (No Brokers) will survive indefinitely (the representations and warranties referenced in subsections (i) and (ii), the “Special Representations”) and (iii) claims for fraud will also survive indefinitely, in each case, the date until each such representation shall survive is herein referred to as the “Survival Date”) (If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 or Section 7.3 other than, in each case, clauses (a) or (b) may be made at any time.

7.2.         Indemnification by Seller. Except as otherwise limited by this ARTICLE VII, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any successor or assign thereof (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse Buyer Indemnitees for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Seller is a party or made in connection herewith); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Seller in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Seller is a party or made in connection herewith and therewith), including Seller’s obligations with respect to Transfer Taxes under Section 10.1; (c) the existence of, or the failure of Seller to pay, perform or discharge when due, any Retained Liability after the Closing; or (d) enforcing Buyer Indemnitees’ indemnification rights provided for hereunder.

7.3.         Indemnification by Buyer. Except as otherwise limited by this ARTICLE VII, Buyer shall indemnify, defend and hold harmless Seller and its Representatives and any successor or permitted assign thereof (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Buyer is a party or made in connection herewith); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Buyer in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Buyer is a party or made in connection herewith and therewith); (c) the existence of, or the failure of Buyer to pay, perform or discharge when due, any Assumed Liability after the Closing; or (d) enforcing Seller Indemnitees’ indemnification rights provided for hereunder.

7.4.         Indemnification Procedures.

(a)       For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the actual or alleged obligation to indemnify pursuant to such provisions.

(b)       In order to make a claim for indemnification hereunder, the Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Indemnitor (and with respect to any claim against Seller prior to the Expiration Date, the Escrow Agent), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnitee may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor and, if applicable, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitees described in clause (i) above.

(c)       In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give a Claim Notice the Indemnitor of such third party claim promptly (and in any event within thirty (30) days) after the Indemnitee’s receipt of notice of such claim; provided, that the failure to timely provide such notice will not relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Seller, (A) the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer or any of its Affiliates or (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer or its Affiliates; (iii) there is a conflict of interest between the Indemnitor and the Indemnitee in the conduct of such defense such that representation of both Indemnitor and Indemnitee by the same counsel would violate professional standards of conduct for attorneys in the jurisdiction where the Indemnitor’s counsel is practicing on behalf of the Indemnitor; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim (when combined in the aggregate with the amount of all other pending and finally determined claims against the Indemnitor) being either (A) if the Indemnitor is Seller, in excess of the then remaining Escrow Shares unless Seller provides evidence reasonably acceptable to Buyer of Seller’s ability to pay all potential amounts with respect to such claim and all other pending and finally determined claims against Seller, along with security or an escrow arrangement reasonably acceptable to Buyer for such amounts, or (B) limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 7.4(c) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided, further, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(d)       With respect to any direct indemnification claim under this Agreement that does not arise from a third-party claim, the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice within which to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in the Claim Notice and will have no further right to contest the validity of the Claim Notice. If the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement, any Ancillary Documents or applicable Law.

7.5.         Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or Section 7.3, as the case may be: (a) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (b) unless and until the aggregate amount of Losses incurred by Buyer Indemnitees in the aggregate under clause (a) of Section 7.2 or by Seller Indemnitees in the aggregate under clause (a) of Section 7.3, as applicable, exceeds Fifty Thousand U.S. Dollars ($50,000) (the “Basket”) in which case the applicable Indemnitor shall be obligated to the applicable Indemnitee for the amount of all Losses of such Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket; or (c) to the extent Losses incurred by Buyer Indemnitees in the aggregate under clause (a) of Section 7.2 or by Seller Indemnitees in the aggregate under clause (a) of Section 7.3, as applicable, exceed an amount equal to the value of the Escrow Shares (the “Indemnification Cap”). Notwithstanding the foregoing: (i) the Indemnification Cap shall not apply to indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates); and (ii) the Basket and the Indemnification Cap shall not apply to indemnification claims that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation. The Indemnification Cap and Basket shall apply only to indemnification claims made under clause (a) of Section 7.2 or Section 7.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 7.2 or Section 7.3.

7.6.         General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation or knowledge by a party of a breach of a representation or warranty of another party hereto shall affect the representations and warranties of the breaching party or the recourse available to such first party under any provision of this Agreement (including this ARTICLE VII) with respect thereto. For all purposes of this ARTICLE VII including for purposes determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement (including the schedules, exhibits and annexes hereto) that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take a position inconsistent with such characterization. In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive damages or special damages, unless such punitive damages, or special damages are actually awarded to a third party.

7.7.         Escrow; Timing of Payment; Right to Set-Off. All claims for indemnification by a Buyer Indemnitee pursuant to this ARTICLE VII shall first be asserted against the Escrow Shares in accordance with this Agreement and the Escrow Agreement. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be Buyer Common Stock Price on the date hereof . Any indemnification obligation of an Indemnitor under this ARTICLE VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4 (and Buyer and Seller will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). The provisions of this ARTICLE VII notwithstanding, at the sole discretion of Buyer and without limiting any other rights of Buyer Indemnitees under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnitee is determined in accordance with this Agreement to be entitled to indemnification hereunder, if Seller fails or refuses to promptly indemnify such Buyer Indemnitee as provided herein then Buyer (or any other Buyer Indemnitee) may offset the full amount to which such Buyer Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to Seller pursuant to this Agreement or any Ancillary Document, and any amounts owed by Buyer pursuant to any outstanding indemnification claim by a Seller Indemnitee.

7.8.         Exclusive Remedies. Except as otherwise set forth herein, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement)] for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement.

7.9.         Non-Compete; Non-Solicit. For a period of 2 years following the Closing Date, Seller covenants and agrees with Buyer that Seller (a) will not directly or indirectly own, manage, operate or consult with a business substantially similar to, or competitive with, the Business and (b) will not solicit for employment any Transferred Employee.

ARTICLE VIII
CLOSING CONDITIONS

8.1.         Conditions to Each Party’s Obligations. The obligations of each party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by Buyer and Seller of the following conditions:

(a)       All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(b)       The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

(c)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)       There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(e)       Buyer shall have held a special meeting of its stockholders (the “Buyer Special Meeting”) in accordance with the Delaware General Corporation Law (“DGCL”), Nasdaq Stock Market Rules and Buyer’s Organization Documents, and the issuance of the Stock Consideration shall have been submitted to the vote of the stockholders of Buyer at Buyer Special Meeting in accordance with the a proxy statement filed with the Commission and shall have been approved by the requisite vote of the stockholders of Buyer at Buyer Special Meeting (the “Required Buyer Stockholder Approval”).

8.2.         Conditions to Obligations of Seller. In addition to the conditions specified in ARTICLE VIII, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Seller) of the following conditions:

(a)       All of the representations and warranties of Buyer set forth in this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Buyer and that do not materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

(b)       Buyer shall have performed in all material respects all of Buyer’s obligations and complied in all material respects with all of Buyer’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect shall have occurred with respect to Buyer since the date of this Agreement.

8.3.         Conditions to Obligations of Buyer. In addition to the conditions specified in ARTICLE VIII, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Buyer) of the following conditions:

(a)       All of the representations and warranties of Seller set forth in this Agreement and in any certificate delivered by Seller, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Seller and that do not materially and adversely affect Seller’s and each stockholder of Seller’s ability to consummate the transactions contemplated hereby.

(b)       Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect shall have occurred with respect to Seller since the date of this Agreement.

(d)       Seller’s Stockholder’s shall have held a stockholder meeting or shall have taken action by written consent in lieu of a meeting in accordance with the DGCL and Seller’s Organization Documents, and the execution and delivery of this Agreement and each Ancillary Document to which Seller is a party or bound, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the transactions contemplated hereunder, shall have been approved by the requisite vote or consent of the holders of the stockholders of Seller.

8.4.         Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to Seller, any stockholder of Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION

9.1.         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)       by mutual written consent of Buyer and Seller;

(b)       by written notice by Buyer or Seller if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by December 31, 2019 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)       by written notice by either Buyer or Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)       by written notice by Seller, if (i) there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Seller or (B) the Outside Date;

(e)       by written notice by Buyer, if (i) there has been a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by Buyer or (B) the Outside Date;

(f)        by written notice by Buyer if there shall have been a Material Adverse Effect on Seller or its Subsidiaries following the date of this Agreement which is uncured and continuing; or

(g)       by written notice by either Buyer or Seller, if Buyer Special Meeting has been held (including any adjournment or postponement thereof), has concluded, Buyer’s stockholders have duly voted, and the Required Buyer Stockholder Approval was not obtained.

9.2.         Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable party to the other applicable party, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party shall cease, except: (i) Sections 6.2, 6.3, ARTICLE X and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud claim against such party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to ARTICLE VIII). Without limiting the foregoing, and except as provided in Section 10.1 and this Section, but subject to ARTICLE VIII, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

ARTICLE X
GENERAL PROVISIONS

10.1.       Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with the negotiation, execution, delivery of, and the performance under, this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, all Taxes imposed in connection with the transfer of the Purchased Assets and the Assumed Liabilities (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or Seller or any Affiliate of Seller, shall be borne and paid by Seller.

10.2.       Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid (or at such other address for a party as shall be specified by like notice):

If to Seller, to: CBM Biopharma, Inc. One Rockefeller Plaza, Suite 1039 New York, NY 10020 Attn: Scott Wilfong, CEO Telephone No: (425) 223-0234 Email: scott.wilfong@gmail.com with a copy (which will not constitute notice) to:

Sheppard Mullin
30 Rockefeller Plaza, 39th Floor

New York, NY 10112
Attn: Richard A. Friedman, Esq.
Facsimile No.: (212) 655-1729
Telephone No.: (212) 634-3031
Email: rafriedman@sheppardmullin.com

If to Buyer, to: Spherix Incorporated One Rockefeller Plaza, 11th Floor New York, NY 10020 Attention: Anthony Hayes, CEO Telephone No.: (212) 745-1372 Email: ahayes@spherix.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Robert F. Charron, Esq.
Facsimile No.: (212) 401-4741

Telephone No.: (212) 370-1300

Email: rcharron@egsllp.com

10.3.       Interpretation. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any schedules, exhibits and annexes attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the other Ancillary Documents, and (d) the terms and provisions of this Agreement and the Ancillary Documents will be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement or such Ancillary Document. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule”, “Exhibit”, “Annex” are intended to refer to sections, schedules, exhibits and annexes to this Agreement.

10.4.       Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.5.       Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 10.5 shall be null and void ab initio; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any Affiliate of Buyer (provided, that Buyer shall remain primarily responsible for its obligations hereunder) or (ii) to any Person acquiring all or substantially all of the Purchased Assets or all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole (provided that the assignee expressly assumes the obligations of the assignor hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

10.6.       No Third-Party Beneficiaries. Except for the indemnification rights of Buyer Indemnitees and Seller Indemnitees set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

10.7.       Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10.8.       Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving that monetary damages would be inadequate (including Buyer’s right to equitable relief, including injunction and specific enforcement, in the event of any breach of Section 6.3 hereof), (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

10.9.       Dispute Resolution. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or an application for enforcement of a resolution under this Section 10.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.9. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy.

10.10.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Except as expressly set forth in this Agreement, including Section 10.9 hereof, for purposes of any Action arising out of or in connection with this Agreement or any transaction contemplated hereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County in the State of New York (or in any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. Each party hereto agrees that a final judgement in any such Action shall be conclusive and may be enforced in each other jurisdiction by suit on the judgment or in any other manner provided by law or in equity. Each party hereto hereby knowingly, voluntarily and intentionally waives any right such party may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, in each case, whether now existing or hereafter arising and whether in tort, contract or otherwise. Each party hereto acknowledges that it has been informed by the other parties hereto that this Section 10.10 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement.

10.11.     Entire Agreement. This Agreement (including the schedules, exhibits and annexes hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

10.12.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

Seller:

CBM BIOPHARMA, INC., a Delaware corporation

By:	/s/ Scott Wilfong
Name:	Scott Wilfong
Title:	CEO

Buyer:

SHPERIX INCORPORATED, a Delaware corporation

By:	/s/ Anthony Hayes
Name:	Anthony Hayes
Title:	CEO

[Signature Page to Asset Purchase Agreement]

Annex I
Definitions

1.            Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, where “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Document” means each agreement, instrument or document attached hereto as an exhibit, including the Bill of Sale, the Certificate of Designation, the Escrow Agreement, the Employee Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer Common Stock Price” means an amount equal to $3.61 per share; provided, that in the event that any equity securities are issued or issuable by Buyer (or its successor) after the Closing with respect to shares of Buyer Common Stock (whether by way of any equity dividend, equity split or reverse equity split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporation reorganization), Buyer Common Stock Price thereafter will be equitably adjusted for any such events are reasonably determined in good faith by Buyer.

“Buyer Preferred Stock” means the shares of Buyer’s Series L Convertible Preferred Stock issued or issuable hereunder having the rights, preferences and privileges set forth in the Certificate of Designation.

“Certificate of Designation” means the certificate of designation of preferences, rights and limitations of Buyer Preferred Stock to be filed prior to the Closing with the Secretary of State of Nevada, in the form of Exhibit D attached hereto.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means the terms and provisions of this Agreement and any information concerning the Purchased Assets, the Assumed Liabilities or the Business or, to the extent disclosed in connection with this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, Buyer or its Affiliates that is not generally available to the public, including Trade Secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to Seller or Buyer or their respective Affiliates by third parties to the extent that they have an obligation of confidentiality in connection therewith; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly and was not disclosed in breach of this Agreement by Seller or its Representatives.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and incorporated by reference into and forming a part of this Agreement.

“Employee Agreements” means the offer letters and agreements of employment between Buyer and each of the Transferred Employees, in the forms reasonably agreed to by Buyer (the) duly executed by each such Transferred Employee set forth on Exhibit C.

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants, gasses, liquids or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials, radon, mold, urea formaldehyde insulation and polychlorinated biphenyls.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on and other amounts owed with respect to, all bank or other third party indebtedness for borrowed money of Seller, including indebtedness under any bank credit agreement and any other related agreements and all obligations of Seller evidenced by notes, debentures, bonds or other similar instruments for the payment of which Seller is responsible or liable, (b) all obligations of Seller for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of Seller all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Seller, whether periodically or upon the happening of a contingency, (e) all obligations of Seller secured by a Lien (other than a Permitted Lien) on any asset of Seller, whether or not such obligation is assumed by Seller, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (g) all obligation described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following, including any applications to register any of the following, as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to Seller, the knowledge of a particular matter by any of the directors or officers of Seller, after reasonable inquiry; and (ii) with respect to Buyer, the actual knowledge of a particular matter by any of the officers of Buyer, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to Seller, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, properties, prospects, assets, Liabilities, value, condition (financial or otherwise), licenses or results of operations of the Business or the Purchased Assets or the Assumed Liabilities or (b) does or would reasonably be expected to materially impair or delay the ability of Seller to perform its obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof or (D) a natural disaster (provided, that in the cases of clauses (A) through (D), the Business is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Business).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course will be deemed to be a reference to Ordinary Course of Seller.

“Organizational Documents” means a company’s certificate of incorporation, certificate of formation, articles of organization or other equivalent charter document and bylaws, operating agreement or other equivalent document.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course for sums not yet due and payable; and (b) Liens for current Taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Qualified Financing” means, the sale by Buyer of Buyer Common Stock, Series L convertible preferred stock or any other equity or equity-linked financing of Buyer to investors in one or more transactions after the date hereof for which Buyer receives aggregate gross proceeds of greater than Two Million U.S. Dollars ($2,000,000).

“Representative” means, as to any Person, such Person’s Affiliates and the managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other representatives of such Person and its Affiliates.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, environmental, natural resources, customs duties, franchise, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trade Secrets” means, as they exist in any jurisdiction throughout the world, any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Trademarks” means, as they exist in any jurisdiction throughout the world, any trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Bonuses” means the aggregate of all amounts payable as a result of the sale of the Purchased Assets (or all or substantially all of the assets of Seller) to Buyer or other similar provisions contained in any agreements binding upon Seller, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential sale of the Purchased Assets (or other anticipated change of control of Seller), termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated equity options, or obligations related to terminated equity appreciation, phantom equity, profit participation and/or similar rights entered into by Seller at or prior to the Closing, and including Seller’s portion of any withholding Taxes on such amounts.

“Transaction Expenses” means the aggregate of (i) all fees, commissions, costs and expenses incurred by or on behalf of Seller in connection with the negotiation, execution or performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (or incurred in connection with the transactions hereunder or thereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants, and (ii) any Transfer Taxes, whether such Taxes are assessed initially against Buyer or Seller or any of their respective Affiliates.

“Underlying Shares” means the shares of Buyer Common Stock issued and issuable upon conversion of Buyer Preferred Stock and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of the Certificate of Designation.